NEWS RELEASE
FOR IMMEDIATE RELEASE
January 29, 2018
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS FIRST QUARTER FISCAL YEAR 2018 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended December 31, 2017. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 8, 2018 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	dividends paid of $50.4 million, or $0.375 per share;

•
net income of $31.8 million, including a $7.5 million income tax benefit related to the revaluation of net deferred tax liabilities resulting from the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017;

•	basic and diluted earnings per share of $0.24; and

•	net interest margin of 1.83% (2.20% excluding the effects of the leverage strategy).

Comparison of Operating Results for the Three Months Ended December 31, 2017 and September 30, 2017

For the quarter ended December 31, 2017, the Company recognized net income of $31.8 million, or $0.24 per share, compared to net income of $20.6 million, or $0.15 per share, for the quarter ended September 30, 2017. The increase in net income was due primarily to a decrease in income tax expense resulting from the enactment of the Tax Act on December 22, 2017, the impact of which was an increase in basic and diluted earnings per share of $0.08 for the current quarter.

The Tax Act made significant changes to the U.S. corporate income tax laws, such as a permanent reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018, and changes to and/or limitations on certain income tax deductions. The Company has a fiscal year end of September 30th, so the change in the income tax rate will result in the use of a blended federal income tax rate for fiscal year 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company applied the blended federal income tax rate to pretax income in the current quarter and revalued its deferred tax assets and liabilities as of December 22, 2017 to account for the future impact of a lower income tax rate. The revaluation of the Company's deferred tax assets and liabilities contributed $7.5 million to the decrease in income tax expense in the current quarter. The benefit of the lower income tax rate is partially offset by the Company recognizing more proportional amortization expense related to its low income housing partnerships in fiscal year 2018 resulting from an adjustment to account for a higher portion of those benefits realized prior to the income tax rate change. Management estimates the effective income tax rate for fiscal year 2018 to be between 20% and 21% and approximately 22% for fiscal year 2019.

Net interest income decreased $284 thousand, or 0.6%, from the prior quarter to $49.4 million for the current quarter. The net interest margin decreased one basis point from 1.84% for the prior quarter to 1.83% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have decreased one basis point from 2.21% for the prior quarter to 2.20% for the current quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter was 2.98%, unchanged from the prior quarter, while the average balance of interest-earning assets decreased $26.0 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point from the prior quarter, to 3.31%. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,189	$64,329	$(140)	(0.2)%
Cash and cash equivalents	7,114	6,669	445	6.7
Mortgage-backed securities ("MBS")	5,252	5,435	(183)	(3.4)
Federal Home Loan Bank Topeka ("FHLB") stock	3,095	3,080	15	0.5
Investment securities	994	1,061	(67)	(6.3)
Total interest and dividend income	$80,644	$80,574	$70	0.1

The increase in interest income on cash and cash equivalents was due primarily to a $70.4 million increase in the average balance, as well as a four basis point increase in the weighted average yield, to 1.29% for the current quarter, resulting from an increase in the yield earned on balances held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City").

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased two basis points from the prior quarter, to 1.29%, while the average balance of interest-bearing liabilities decreased $38.0 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased one basis point from the prior quarter, to 1.29%. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$17,917	$18,099	$(182)	(1.0)%
Deposits	11,961	11,313	648	5.7
Repurchase agreements	1,392	1,504	(112)	(7.4)
Total interest expense	$31,270	$30,916	$354	1.1

The table above includes interest expense on FHLB borrowings both associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $451 thousand from the prior quarter due mainly to a four basis point decrease in the weighted average rate paid on the portfolio, to 2.08% for the current quarter, along with a $35.5 million decrease in the average balance of the portfolio. Interest expense on FHLB borrowings associated with the leverage strategy increased $268 thousand from the prior quarter due to a five basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a five basis point increase in the weighted average rate, to 0.91% for the current quarter. The increase in the weighted average rate was primarily related to the certificate of deposit portfolio, which increased seven basis points to 1.51% for the current quarter.

The decrease in interest expense on repurchase agreements was due to the maturity of a $100.0 million repurchase agreement during the quarter.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan charge-offs were $28 thousand during the current quarter compared to $88 thousand in the prior quarter. At December 31, 2017, loans 30 to 89 days delinquent were 0.25% of total loans and loans 90 or more days delinquent or in foreclosure were 0.15% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,965	$3,930	$35	0.9%
Income from bank-owned life insurance ("BOLI")	534	564	(30)	(5.3)
Other non-interest income	859	1,401	(542)	(38.7)
Total non-interest income	$5,358	$5,895	$(537)	(9.1)

The decrease in other non-interest income was due primarily to a loss on the sale of loans during the current quarter compared to a gain on the sale of loans during the prior quarter as management continues to test loan sale processes for liquidity purposes, along with a decrease in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the prior quarter and no such commissions received during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,528	$11,049	$(521)	(4.7)%
Information technology and related expense	3,331	2,758	573	20.8
Occupancy, net	2,765	2,716	49	1.8
Deposit and loan transaction costs	1,407	1,366	41	3.0
Regulatory and outside services	1,140	1,827	(687)	(37.6)
Federal insurance premium	852	888	(36)	(4.1)
Advertising and promotional	685	1,398	(713)	(51.0)
Office supplies and related expense	442	511	(69)	(13.5)
Other non-interest expense	886	966	(80)	(8.3)
Total non-interest expense	$22,036	$23,479	$(1,443)	(6.1)

The decrease in salaries and employee benefits expense was due primarily to the prior quarter including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the True Blue Capitol dividend paid during the prior fiscal year. The increase in information technology and related expense and the decrease in regulatory and outside services were due mainly to a change in the presentation of certain information technology professional and consulting expenses beginning in fiscal year 2018. Information technology professional and consulting expenses are now being reported in information technology and related expenses rather than regulatory and outside services. The decrease in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships.

The Company's efficiency ratio was 40.26% for the current quarter compared to 42.26% for the prior quarter. The change in the efficiency ratio was due primarily to lower non-interest expense in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $860 thousand for the current quarter, compared to $11.5 million for the prior quarter. The effective tax rate was 2.6% for the current quarter compared to 35.8% for the prior quarter. The lower effective income tax rate and income tax expense were due primarily to revaluing the Company's deferred tax assets and liabilities, as well as applying a lower corporate income tax rate to the Company's current quarter pretax income. Management estimates the effective income tax rate for fiscal year 2018 to be between 20% and 21% and approximately 22% for fiscal year 2019.

Comparison of Operating Results for the Three Months Ended December 31, 2017 and 2016

The Company recognized net income of $31.8 million, or $0.24 per share, for the current quarter compared to net income of $20.6 million, or $0.15 per share, for the quarter ended December 31, 2016. The increase in net income was due primarily to a decrease in income tax expense resulting from the Tax Act being signed into law during the quarter.

The net interest margin increased 10 basis points, from 1.73% for the prior year quarter to 1.83% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased 13 basis points, from 2.07% for the prior year quarter to 2.20% for the current quarter. The increase in the net interest margin was due mainly to an increase in interest-earning asset yields, as well as a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans and a net decrease in the cost of liabilities not related to the leverage strategy.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 22 basis points, from 2.76% for the prior year quarter to 2.98% for the current quarter, while the average balance of interest-earning assets decreased $141.3 million from the prior year quarter. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 11 basis points, from 3.20% for the prior year quarter to 3.31% for the current quarter. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,189	$61,945	$2,244	3.6%
Cash and cash equivalents	7,114	2,969	4,145	139.6
MBS	5,252	6,362	(1,110)	(17.4)
FHLB stock	3,095	2,939	156	5.3
Investment securities	994	1,107	(113)	(10.2)
Total interest and dividend income	$80,644	$75,322	$5,322	7.1

The increase in interest income on loans receivable was due mainly to a $180.8 million increase in the average balance of the portfolio, as well as a three basis point increase in the weighted average yield on the portfolio to 3.56% for the current quarter. Loan growth was funded through cash flows from the securities portfolio. The increase in the weighted average yield was due primarily to a decrease in the amortization of premiums related to correspondent loans.

The increase in interest income on cash and cash equivalents was due to a 75 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the FRB of Kansas City.

The decrease in interest income on the MBS portfolio was due to a $267.6 million decrease in the average balance of the portfolio, partially offset by a 13 basis point increase in the weighted average yield on the portfolio to 2.25% for the current quarter. Cash flows not reinvested were used primarily to fund loan growth and pay off certain maturing FHLB borrowings. The increase in the weighted average yield was due primarily to adjustable-rate MBS repricing to higher market rates, as well as a decrease in the impact of net premium amortization. Net premium amortization of $854 thousand during the current quarter decreased the weighted average yield on the portfolio by 37 basis points. During the prior year quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 43 basis points. As of December 31, 2017, the remaining net balance of premiums on our portfolio of MBS was $8.8 million.
Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 14 basis points, from 1.15% for the prior year quarter to 1.29% for the current quarter, while the average balance of interest-bearing liabilities decreased $110.5 million from the prior year quarter. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased one basis point, from 1.30% for the prior year quarter to 1.29% for the current quarter. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$17,917	$16,117	$1,800	11.2%
Deposits	11,961	10,396	1,565	15.1
Repurchase agreements	1,392	1,503	(111)	(7.4)
Total interest expense	$31,270	$28,016	$3,254	11.6

The table above includes interest expense on FHLB borrowings both associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $2.0 million from the prior year quarter due to a $182.3 million decrease in the average balance of the portfolio and a 19 basis point decrease in the weighted average rate paid on the portfolio, to 2.08% for the current quarter. The decrease in the average balance was a result of using cash flows from the securities portfolio and funds generated from deposit growth to pay off certain advances that matured between periods. The decrease in the weighted average rate paid was due to certain advances maturing between periods being replaced at lower effective rates. Interest expense on FHLB borrowings associated with the leverage strategy increased $3.8 million from the prior year quarter due to a 75 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to an 11 basis point increase in the weighted average rate, to 0.91% for the current quarter. The increase in the weighted average rate was primarily related to the certificate of deposit portfolio, which increased 18 basis points to 1.51% for the current quarter. The weighted average rate paid on wholesale certificates increased 62 basis points, to 1.33% for the current quarter.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,965	$3,709	$256	6.9%
Income from BOLI	534	523	11	2.1
Other non-interest income	859	1,036	(177)	(17.1)
Total non-interest income	$5,358	$5,268	$90	1.7

The increase in retail fees and charges was due mainly to increases in debit card income and service charges earned. The decrease in other non-interest income was due primarily to a loss on the sale of loans during the current quarter as management continues to test loan sale processes for liquidity purposes, compared to no loan sales during the prior year quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$10,528	$10,634	$(106)	(1.0)%
Information technology and related expense	3,331	2,834	497	17.5
Occupancy, net	2,765	2,675	90	3.4
Deposit and loan transaction costs	1,407	1,386	21	1.5
Regulatory and outside services	1,140	1,346	(206)	(15.3)
Federal insurance premium	852	894	(42)	(4.7)
Advertising and promotional	685	690	(5)	(0.7)
Office supplies and related expense	442	437	5	1.1
Other non-interest expense	886	701	185	26.4
Total non-interest expense	$22,036	$21,597	$439	2.0

The increase in information technology and related expense and the decrease in regulatory and outside services were due mainly to a change in the presentation of certain information technology professional and consulting expenses beginning in fiscal year 2018, as well as those expenses being higher than the prior year. The increase in other non-interest expense was due mainly to an increase in other real estate owned ("OREO") operations expense.

The Company's efficiency ratio was 40.26% for the current quarter compared to 41.08% for the prior year quarter. The improvement in the efficiency ratio was due primarily to higher net interest income in the current quarter compared to the prior year quarter.

Income Tax Expense
Income tax expense was $860 thousand for the current quarter compared to $10.4 million for the prior year quarter. The effective tax rate was 2.6% for the current quarter compared to 33.6% for the prior year quarter. The decrease in effective tax rate was due mainly to the Tax Act being signed into law during the current quarter.

Financial Condition as of December 31, 2017

Total assets were $8.99 billion at December 31, 2017 compared to $9.19 billion at September 30, 2017. The $202.8 million decrease was due primarily to a $322.5 million decrease in cash and cash equivalents, partially offset by an increase in FHLB stock. At December 31, 2017, the Bank was not required by the FHLB to redeem the FHLB stock associated with the leverage strategy. At previous quarter ends, this stock was redeemed.

The loans receivable portfolio, net, decreased $5.3 million to $7.19 billion at December 31, 2017, from $7.20 billion at September 30, 2017. During the current quarter, the Bank originated and refinanced $146.6 million of loans with a weighted average rate of 3.84% and purchased $99.8 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.59%. The Bank also entered into participations of $50.4 million of commercial real estate loans with a weighted average rate of 4.19%, of which $45.2 million had not yet been funded as of December 31, 2017. During the current quarter, the Bank funded $24.8 million of new and existing commercial real estate loans.

The Bank is continuing to manage the size of its loan portfolio as it manages its liquidity levels.  Loan volume has primarily been maintained through the rates offered to correspondent lenders.  Generally, over the past couple years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher cost liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down FHLB advances. The ratio of securities and cash to total assets was approximately 15% at December 31, 2017, which is approximately where management would like to maintain that percentage. In the long run, management considers a 10% ratio of stockholders' equity to total assets at the Bank an appropriate level of capital. At December 31, 2017, this ratio was 13.5%.

The Bank has continued to utilize a leverage strategy to increase earnings in fiscal year 2018. The leverage strategy during the current quarter involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end for regulatory purposes. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded 6.4% during the current quarter, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $767 thousand during the current quarter, compared to $642 thousand for the prior year quarter and $633 thousand in the September 30, 2017 quarter. The increase was due primarily to a decrease in the fiscal year 2018 estimated effective tax rate applied to pretax income attributable to the leverage strategy.

Total liabilities were $7.64 billion at December 31, 2017 compared to $7.82 billion at September 30, 2017. The $185.1 million decrease was due mainly to decreases in repurchase agreements and deposits. Repurchase agreements decreased due to the maturity of a $100.0 million repurchase agreement during the quarter. Deposits decreased $43.7 million, to $5.27 billion at December 31, 2017, due mainly to a decrease in wholesale certificates.

Stockholders' equity was $1.35 billion at December 31, 2017 compared to $1.37 billion at September 30, 2017. The $17.7 million decrease was due primarily to the payment of $50.4 million in cash dividends, partially offset by net income of $31.8 million. The cash dividends paid during the current quarter totaled $0.375 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2017 earnings per the Company's dividend policy, and a regular quarterly cash dividend of $0.085 per share. On January 23, 2018, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on February 16, 2018 to stockholders of record as of the close of business on February 2, 2018.

At December 31, 2017, Capitol Federal Financial, Inc., at the holding company level, had $90.6 million on deposit at the Bank. For fiscal year 2018, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2017	2017	2016
	(Dollars in thousands)
Stockholders' equity	$1,350,611	$1,368,313	$1,368,175
Equity to total assets at end of period	15.0%	14.9%	15.0%

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2017.

Total shares outstanding	138,230,735
Less unallocated ESOP shares and unvested restricted stock	(3,814,255)
Net shares outstanding	134,416,480

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of December 31, 2017, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at December 31, 2017.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	10.9%	5.0%
Common equity tier 1 capital ratio	27.3	6.5
Tier 1 capital ratio	27.3	8.0
Total capital ratio	27.5	10.0

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of December 31, 2017 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,216,888
Accumulated Other Comprehensive Income ("AOCI")	(3,074)
Total tier 1 capital	1,213,814
ACL	8,370
Total capital	$1,222,184

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, changes in deferred tax liability and asset activity, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Investor Relations	Kent Townsend
700 S Kansas Ave	Executive Vice President,
Topeka, KS 66603	Chief Financial Officer and Treasurer
(785) 270-6055	700 S Kansas Ave
investorrelations@capfed.com	Topeka, KS 66603
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2017	2017
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $9,582 and $340,748)	$29,120	$351,659
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $498,469 and $410,541)	501,884	415,831
Held-to-maturity at amortized cost (estimated fair value of $770,425 and $833,009)	770,806	827,738
Loans receivable, net (ACL of $8,370 and $8,398)	7,189,744	7,195,071
FHLB stock, at cost	195,470	100,954
Premises and equipment, net	84,591	84,818
Other assets	218,544	216,845
TOTAL ASSETS	$8,990,159	$9,192,916

LIABILITIES:
Deposits	$5,266,217	$5,309,868
FHLB borrowings	2,174,146	2,173,808
Repurchase agreements	100,000	200,000
Advance payments by borrowers for taxes and insurance	27,804	63,749
Income taxes payable, net	6,440	530
Deferred income tax liabilities, net	17,981	24,458
Accounts payable and accrued expenses	46,960	52,190
Total liabilities	7,639,548	7,824,603

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,230,735 and 138,223,835
shares issued and outstanding as of December 31, 2017 and September 30, 2017, respectively	1,382	1,382
Additional paid-in capital	1,167,692	1,167,368
Unearned compensation, ESOP	(37,582)	(37,995)
Retained earnings	216,045	234,640
AOCI, net of tax	3,074	2,918
Total stockholders' equity	1,350,611	1,368,313
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,990,159	$9,192,916

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,189	$64,329	$61,945
Cash and cash equivalents	7,114	6,669	2,969
MBS	5,252	5,435	6,362
FHLB stock	3,095	3,080	2,939
Investment securities	994	1,061	1,107
Total interest and dividend income	80,644	80,574	75,322

INTEREST EXPENSE:
FHLB borrowings	17,917	18,099	16,117
Deposits	11,961	11,313	10,396
Repurchase agreements	1,392	1,504	1,503
Total interest expense	31,270	30,916	28,016

NET INTEREST INCOME	49,374	49,658	47,306

PROVISION FOR CREDIT LOSSES	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,374	49,658	47,306

NON-INTEREST INCOME:
Retail fees and charges	3,965	3,930	3,709
Income from BOLI	534	564	523
Other non-interest income	859	1,401	1,036
Total non-interest income	5,358	5,895	5,268

NON-INTEREST EXPENSE:
Salaries and employee benefits	10,528	11,049	10,634
Information technology and related expense	3,331	2,758	2,834
Occupancy, net	2,765	2,716	2,675
Deposit and loan transaction costs	1,407	1,366	1,386
Regulatory and outside services	1,140	1,827	1,346
Federal insurance premium	852	888	894
Advertising and promotional	685	1,398	690
Office supplies and related expense	442	511	437
Other non-interest expense	886	966	701
Total non-interest expense	22,036	23,479	21,597
INCOME BEFORE INCOME TAX EXPENSE	32,696	32,074	30,977
INCOME TAX EXPENSE	860	11,472	10,399
NET INCOME	$31,836	$20,602	$20,578

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
	(Dollars in thousands, except per share amounts)
Net income	$31,836	$20,602	$20,578
Income allocated to participating securities	(13)	(8)	(13)
Net income available to common stockholders	$31,823	$20,594	$20,565

Average common shares outstanding	134,372,531	134,189,943	133,696,125
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	134,372,980	134,314,289	133,696,574

Effect of dilutive stock options	94,329	89,747	253,222

Total diluted average common shares outstanding	134,467,309	134,404,036	133,949,796

Net earnings per share:
Basic	$0.24	$0.15	$0.15
Diluted	$0.24	$0.15	$0.15

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	498,900	506,539	236,400

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2017			September 30, 2017			December 31, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$3,940,288	3.69%	54.9%	$3,959,232	3.70%	55.1%	$4,027,991	3.70%	57.0%
Correspondent purchased	2,453,625	3.54	34.2	2,445,311	3.53	34.0	2,288,368	3.48	32.4
Bulk purchased	338,084	2.31	4.7	351,705	2.29	4.9	400,506	2.24	5.7
Construction	33,063	3.47	0.4	30,647	3.45	0.4	37,524	3.44	0.5
Total	6,765,060	3.57	94.2	6,786,895	3.56	94.4	6,754,389	3.54	95.6
Commercial:
Permanent	205,020	4.22	2.9	183,030	4.24	2.6	104,323	4.15	1.5
Construction	80,062	3.89	1.1	86,952	3.80	1.2	76,254	4.10	1.1
Total	285,082	4.13	4.0	269,982	4.10	3.8	180,577	4.13	2.6
Total real estate loans	7,050,142	3.59	98.2	7,056,877	3.58	98.2	6,934,966	3.55	98.2

Consumer loans:
Home equity	123,124	5.40	1.7	122,066	5.40	1.7	122,378	4.99	1.7
Other	4,238	4.04	0.1	3,808	4.05	0.1	4,213	4.19	0.1
Total consumer loans	127,362	5.36	1.8	125,874	5.36	1.8	126,591	4.96	1.8
Total loans receivable	7,177,504	3.62	100.0%	7,182,751	3.61	100.0%	7,061,557	3.58	100.0%

Less:
ACL	8,370			8,398			8,521
Discounts/unearned loan fees	25,110			24,962			25,028
Premiums/deferred costs	(45,720)			(45,680)			(43,402)
Total loans receivable, net	$7,189,744			$7,195,071			$7,071,410

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that are sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the quarter ended December 31, 2017, the Bank endorsed $8.9 million of one- to four-family loans, reducing the average rate on those loans by 49 basis points.

	For the Three Months Ended
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,182,751	3.61%	$7,228,425	3.60%	$7,182,346	3.59%	$7,061,557	3.58%
Originations and refinances:
Fixed	109,102	3.70	102,687	3.82	116,422	3.94	115,560	3.66
Adjustable	37,502	4.26	44,900	4.10	59,372	3.87	36,417	3.82
Purchases and participations:
Fixed	85,565	3.73	76,906	3.92	135,041	3.97	143,852	3.69
Adjustable	64,689	3.87	17,046	3.33	17,930	3.24	27,158	2.98
Change in undisbursed loan funds	(17,706)		21,823		13,648		37,862
Repayments	(283,880)		(307,909)		(295,988)		(239,072)
Principal (charge-offs) recoveries, net	(28)		(88)		39		(74)
Other	(491)		(1,039)		(385)		(914)
Ending balance	$7,177,504	3.62	$7,182,751	3.61	$7,228,425	3.60	$7,182,346	3.59

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	December 31, 2017			December 31, 2016
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$36,915	3.15%	12.5%	$84,347	2.78%	19.3%
> 15 years	151,907	3.82	51.2	246,730	3.52	56.6
Commercial real estate	4,792	4.13	1.6	32,291	3.96	7.4
Home equity	950	5.94	0.3	733	6.09	0.2
Other	103	9.36	—	127	9.90	—
Total fixed-rate	194,667	3.71	65.6	364,228	3.39	83.5

Adjustable-rate:
One- to four-family:
<= 36 months	767	2.75	0.3	1,427	2.42	0.3
> 36 months	35,970	3.14	12.1	52,031	2.76	12.0
Commercial real estate	45,650	4.20	15.4	—	—	—
Home equity	18,826	5.31	6.3	17,933	4.77	4.1
Other	978	3.79	0.3	437	3.30	0.1
Total adjustable-rate	102,191	4.02	34.4	71,828	3.25	16.5

Total originated, refinanced and purchased	$296,858	3.82	100.0%	$436,056	3.37	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$80,773	3.71		$155,383	3.43
Participations - commercial real estate	4,792	4.13		32,291	3.96
Total fixed-rate purchased/participations	85,565	3.73		187,674	3.52

Adjustable-rate:
Correspondent - one- to four-family	19,039	3.10		25,262	2.73
Participations - commercial real estate	45,650	4.20		—	—
Total adjustable-rate purchased/participations	64,689	3.87		25,262	2.73

Total purchased/participation loans	$150,254	3.79		$212,936	3.43

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in September 2017, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2017					September 30, 2017					December 31, 2016
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,940,288	58.5%	767	63%	$135	$3,959,232	58.6%	767	63%	$135	$4,027,991	60.0%	766	63%	$133
Correspondent purchased	2,453,625	36.5	764	68	377	2,445,311	36.2	764	68	375	2,288,368	34.0	764	68	366
Bulk purchased	338,084	5.0	757	62	304	351,705	5.2	757	63	305	400,506	6.0	753	64	307
	$6,731,997	100.0%	765	64	183	$6,756,248	100.0%	765	65	182	$6,716,865	100.0%	765	65	178

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of December 31, 2017, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$8,408	$25,039	$7,891	$41,338	3.58%
Correspondent	5,511	70,994	16,002	92,507	3.82
	$13,919	$96,033	$23,893	$133,845	3.75

Rate	3.21%	3.95%	3.24%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter, $20.3 million were refinanced from another lender.

	For the Three Months Ended
	December 31, 2017			December 31, 2016
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$101,420	77%	763	$144,737	76%	771
Refinanced by Bank customers	24,327	66	754	59,153	66	768
Correspondent purchased	99,812	75	766	180,645	72	767
	$225,559	75	764	$384,535	73	769

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the quarter ended December 31, 2017.

	For the Three Months Ended
	December 31, 2017
State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$111,798	49.5%	3.60%
Texas	40,960	18.2	3.55
Missouri	39,261	17.4	3.60
Other states	33,540	14.9	3.63
	$225,559	100.0%	3.60

Commercial Real Estate Loans: During the current quarter, the Bank entered into commercial real estate loan participations of $50.4 million, which included $45.7 million of commercial real estate construction loans. Substantially all of the $45.7 million of commercial real estate construction loans had not yet been funded as of December 31, 2017. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other select lead banks.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of December 31, 2017. Included in the table are fixed-rate loans totaling $323.6 million at a weighted average rate of 4.07% and adjustable-rate loans totaling $128.3 million at a weighted average rate of 4.54%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due to the majority of the fixed-rate loans in the portfolio at December 31, 2017 having shorter terms. Based on the terms of the construction loans as of December 31, 2017, of the $131.3 million of undisbursed amounts in the table, approximately $24.4 million is projected to be disbursed by March 31, 2018, and an additional $77.2 million is projected to be disbursed by December 31, 2018. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. For outstanding commitments, in certain cases, the weighted average rate presented represents our best estimate.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$135,904	$33,663	$169,567	$11,631	$181,198	40.1%
Health care and social assistance	46,868	40,969	87,837	23,892	111,729	24.7
Real estate rental and leasing	26,603	34,375	60,978	—	60,978	13.5
Arts, entertainment, and recreation	33,534	—	33,534	—	33,534	7.4
Multi-family	10,168	20,950	31,118	—	31,118	6.9
Retail trade	25,577	1,374	26,951	—	26,951	6.0
Manufacturing	6,428	—	6,428	—	6,428	1.4
	$285,082	$131,331	$416,413	$35,523	$451,936	100.0%

Weighted average rate	4.13%	4.40%	4.21%	4.07%	4.20%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of December 31, 2017.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$105,618	$67,646	$173,264	$—	$173,264	38.3%
Missouri	74,562	41,235	115,797	35,523	151,320	33.5
Kansas	74,481	—	74,481	—	74,481	16.5
Nebraska	—	20,950	20,950	—	20,950	4.6
Colorado	14,622	—	14,622	—	14,622	3.2
Arkansas	7,934	—	7,934	—	7,934	1.8
California	6,428	—	6,428	—	6,428	1.4
Montana	1,437	1,500	2,937	—	2,937	0.7
	$285,082	$131,331	$416,413	$35,523	$451,936	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of December 31, 2017.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$156,770
>$15 to $30 million	7	166,271
>$10 to $15 million	3	37,376
>$5 to $10 million	2	14,363
$1 to $5 million	24	70,181
Less than $1 million	15	6,975
	55	$451,936

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at December 31, 2017, approximately 60% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately seven months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	129	$11,435	129	$13,257	120	$10,455	122	$10,886	130	$11,232
Correspondent purchased	4	1,118	8	1,827	5	1,278	4	739	17	7,809
Bulk purchased	21	4,691	22	3,194	15	2,511	19	3,527	26	4,844
Consumer:
Home equity	32	604	30	467	30	412	36	761	38	665
Other	6	33	5	33	5	14	7	34	7	17
	192	$17,881	194	$18,778	175	$14,670	188	$15,947	218	$24,567
30 to 89 days delinquent loans
to total loans receivable, net		0.25%		0.26%		0.20%		0.22%		0.35%

	Non-Performing Loans and OREO at:
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	67	$5,981	67	$5,515	50	$4,264	65	$5,348	79	$6,647
Correspondent purchased	2	553	1	91	—	—	3	901	2	553
Bulk purchased	14	3,693	13	3,371	18	4,805	24	7,097	27	7,982
Consumer:
Home equity	25	511	21	406	27	484	22	423	29	456
Other	1	3	1	4	2	10	3	7	7	18
	109	10,741	103	9,387	97	9,563	117	13,776	144	15,656

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.15%		0.13%		0.13%		0.19%		0.22%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	32	3,385	50	4,567	89	9,493	92	10,675	82	11,393
Correspondent purchased	3	768	8	1,690	9	1,589	4	583	6	1,231
Bulk purchased	2	442	4	846	3	1,023	3	809	2	147
Consumer:
Home equity	5	86	7	113	12	251	14	346	14	371
	42	4,681	69	7,216	113	12,356	113	12,413	104	13,142
Total non-performing loans	151	15,422	172	16,603	210	21,919	230	26,189	248	28,798

Non-performing loans as a percentage of total loans		0.21%		0.23%		0.30%		0.36%		0.41%

OREO:
One- to four-family:
Originated(2)	2	$40	4	$58	9	$200	9	$831	10	$888
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	2	768	5	1,279	5	1,671	6	1,830	3	1,196
Consumer:
Home equity	1	67	1	67	1	82	—	—	—	—
Other	—	—	—	—	—	—	—	—	1	1,278
	5	875	10	1,404	15	1,953	15	2,661	14	3,362
Total non-performing assets	156	$16,297	182	$18,007	225	$23,872	245	$28,850	262	$32,160

Non-performing assets as a percentage of total assets		0.18%		0.20%		0.26%		0.31%		0.35%

(1)
Represents loans required to be reported as nonaccrual pursuant to regulatory reporting requirements even if the loans are current. At December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, this amount was comprised of $1.8 million, $1.8 million, $2.7 million, $2.0 million, and $2.0 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $2.9 million, $5.4 million, $9.7 million, $10.4 million, and $11.1 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands)
Balance at beginning of period	$8,398	$8,486	$8,447	$8,521	$8,540
Charge-offs:
One- to four-family:
Originated	(3)	(27)	(4)	(17)	(24)
Bulk purchased	—	(143)	(25)	(48)	—
Total	(3)	(170)	(29)	(65)	(24)
Consumer:
Home equity	(31)	(18)	(9)	(16)	(8)
Other	—	(5)	(3)	(1)	—
Total	(31)	(23)	(12)	(17)	(8)
Total charge-offs	(34)	(193)	(41)	(82)	(32)
Recoveries:
One- to four-family:
Originated	—	1	3	—	—
Bulk purchased	—	96	69	—	—
Total	—	97	72	—	—
Consumer:
Home equity	6	8	5	5	8
Other	—	—	3	3	5
Total	6	8	8	8	13
Total recoveries	6	105	80	8	13
Net (charge-offs) recoveries	(28)	(88)	39	(74)	(19)
Provision for credit losses	—	—	—	—	—
Balance at end of period	$8,370	$8,398	$8,486	$8,447	$8,521

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	0.16	0.43	(0.15)	0.24	0.06
ACL to non-performing loans at end of period	54.27	50.58	38.72	32.25	29.59
ACL to loans receivable, net at end of period	0.12	0.12	0.12	0.12	0.12
ACL to net charge-offs (annualized)	76.4x	23.6x	N/M(1)	28.6x	111.5x

(1)	The ACL coverage ratio is not presented for this time period due to loan recoveries exceeding loan charge-offs during the period.

Troubled Debt Restructurings ("TDRs") - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands)
Accruing TDRs	$25,670	$27,383	$27,343	$26,209	$22,726
Nonaccrual TDRs(1)	9,355	11,742	15,947	16,868	17,983
Total TDRs	$35,025	$39,125	$43,290	$43,077	$40,709

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 74% of our securities portfolio at December 31, 2017. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2017			September 30, 2017			December 31, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$611,466	2.15%	2.9	$632,422	2.14%	2.9	$784,640	2.14%	2.8
GSE debentures	296,327	1.39	1.1	271,300	1.29	1.3	321,246	1.21	1.8
Municipal bonds	26,561	1.51	1.9	28,337	1.65	2.0	33,203	1.78	2.4
Total fixed-rate securities	934,354	1.89	2.3	932,059	1.88	2.4	1,139,089	1.87	2.5

Adjustable-rate securities:
MBS	334,921	2.59	5.1	304,153	2.55	4.6	373,409	2.26	4.8
Trust preferred securities	—	—	0.0	2,067	2.58	19.7	2,112	2.22	20.5
Total adjustable-rate securities	334,921	2.59	5.1	306,220	2.55	4.7	375,521	2.26	4.9
Total securities portfolio	$1,269,275	2.07	3.0	$1,238,279	2.05	3.0	$1,514,610	1.97	3.1

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$942,447	2.28%	3.5	$1,017,145	2.26%	3.6	$1,090,870	2.25%	3.9	$1,166,326	2.18%	3.5
Maturities and repayments	(66,116)			(72,966)			(71,763)			(73,801)
Net amortization of (premiums)/discounts	(854)			(937)			(992)			(1,015)
Purchases:
Fixed	25,908	2.46	5.5	—	—	—	—	—	—	—	—	—
Adjustable	50,874	2.35	4.7	—	—	—	—	—	—	—	—	—
Change in valuation on AFS securities	(1,021)			(795)			(970)			(640)
Ending balance - carrying value	$951,238	2.31	3.7	$942,447	2.28	3.5	$1,017,145	2.26	3.6	$1,090,870	2.25	3.9

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$301,122	1.33%	1.5	$326,786	1.29%	1.6	$328,323	1.29%	1.9	$355,681	1.27%	2.0
Maturities, calls and sales	(3,768)			(25,818)			(1,538)			(28,863)
Net amortization of (premiums)/discounts	(48)			(55)			(57)			(61)
Purchases:
Fixed	25,000	2.45	1.0	—	—	—	—	—	—	1,535	1.30	3.4
Change in valuation on AFS securities	(854)			209			58			31
Ending balance - carrying value	$321,452	1.40	1.2	$301,122	1.33	1.5	$326,786	1.29	1.6	$328,323	1.29	1.9

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2017			September 30, 2017			December 31, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$250,621	—%	4.8%	$243,670	—%	4.6%	$223,896	—%	4.3%
Interest-bearing checking	646,043	0.05	12.3	615,615	0.05	11.6	626,379	0.05	12.1
Savings	352,051	0.31	6.7	349,977	0.24	6.6	338,661	0.21	6.5
Money market	1,195,530	0.38	22.7	1,190,185	0.24	22.4	1,218,545	0.24	23.5
Retail certificates of deposit	2,419,380	1.57	45.9	2,450,418	1.52	46.1	2,414,489	1.44	46.5
Public units	402,592	1.37	7.6	460,003	1.28	8.7	370,704	0.74	7.1
	$5,266,217	0.94	100.0%	$5,309,868	0.89	100.0%	$5,192,674	0.80	100.0%

The following table presents scheduled maturities of our certificates of deposit, including public units, along with associated weighted average rates, as of December 31, 2017:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$380,487	$36,521	$—	$15	$417,023	0.74%
1.00 – 1.99%	646,938	682,969	438,976	411,468	2,180,351	1.62
2.00 – 2.99%	1,264	49,828	112,646	60,860	224,598	2.22
	$1,028,689	$769,318	$551,622	$472,343	$2,821,972	1.54

Percent of total	36.5%	27.3%	19.5%	16.7%
Weighted average rate	1.15	1.57	1.88	1.95
Weighted average maturity (in years)	0.5	1.5	2.5	3.9	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of December 31, 2017.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2018	$375,000	$—	1.76%	2.34%
2019	500,000	—	1.56	1.69
2020	350,000	100,000	2.11	2.11
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,075,000	$100,000	1.96	2.09

(1)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit amounts, and term borrowings for the next four quarters as of December 31, 2017.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2018	$218,667	1.07%	$118,488	1.21%	$—	—%	$337,155	1.12%
June 30, 2018	212,764	1.02	72,794	1.30	100,000	2.82	385,558	1.54
September 30, 2018	152,587	1.08	21,362	1.22	275,000	2.17	448,949	1.75
December 31, 2018	201,106	1.30	30,921	1.41	300,000	1.73	532,027	1.55
	$785,124	1.12	$243,565	1.26	$675,000	2.07	$1,703,689	1.52

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The weighted average effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,375,000	2.16%	2.7	$2,175,000	2.23%	2.5	$2,475,000	2.35%	2.5	$2,475,000	2.35%	2.7
Maturities:
FHLB advances	(100,000)	2.53		(100,000)	3.12		(300,000)	3.24		—	—
Repurchase agreements	(100,000)	3.35		—	—		—	—		—	—
New FHLB borrowings:
Fixed-rate	—	—	—	100,000	1.85	3.0	—	—	—	—	—	—
Interest rate swap(1)	—	—	—	200,000	2.05	6.0	—	—	—	—	—	—
Ending balance	$2,175,000	2.09	2.7	$2,375,000	2.16	2.7	$2,175,000	2.23	2.5	$2,475,000	2.35	2.5

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $200.0 million to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At December 31, 2017, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $185.2 million, or 2.06% of total assets, compared to $641.6 million, or 6.98% of total assets, at September 30, 2017. The decrease in the one-year gap amount was due primarily to a decrease in the amount of cash held at December 31, 2017, along with a decrease in the amount of mortgage-related assets projected to reprice due to higher interest rates. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates. This increase in interest rates resulted in lower projected cash flows on these assets over the next year compared to September 30, 2017.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2017, the Bank's one-year gap is projected to be $(305.9) million, or (3.40)% of total assets. This compares to a one-year gap of $81.3 million, or 0.88% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2017.

During the current quarter, loan repayments totaled $283.9 million and cash flows from the securities portfolio totaled $69.9 million. The asset cash flows of $353.8 million were reinvested into new assets at current market interest rates. Total cash flows from fixed-rate liabilities that matured or repriced during the current quarter were approximately $600.0 million, including $200.0 million of term borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of December 31, 2017 was 2.2 years. However, including the impact of interest rate swaps related to $200.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of December 31, 2017 was 2.7 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past couple of years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of December 31, 2017 was 2.5 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At December 31, 2017 the WAL of the Bank's non-maturity deposits was 13.5 years.

Over the last couple years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. The balance of our retail certificates of deposit with terms of 36 months or longer increased $253.1 million, or 18%, since December 31, 2015. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise in a given time period.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2017. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$321,452	1.40%	1.2	25.3%	3.7%
MBS - fixed	612,450	2.15	2.9	48.1	7.1
MBS - adjustable	338,788	2.59	5.1	26.6	3.9
Total securities	1,272,690	2.07	3.0	100.0%	14.7
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,177,173	3.08	4.0	16.4%	13.6
> 15 years	4,451,629	3.84	6.0	62.0	51.3
All other fixed-rate loans	277,219	4.22	3.8	3.9	3.2
Total fixed-rate loans	5,906,021	3.71	5.5	82.3	68.1
Adjustable-rate one- to four-family:
<= 36 months	260,703	1.80	3.5	3.6	3.0
> 36 months	842,492	3.10	2.6	11.7	9.7
All other adjustable-rate loans	168,288	4.89	3.4	2.4	1.9
Total adjustable-rate loans	1,271,483	3.07	2.9	17.7	14.6
Total loans receivable	7,177,504	3.59	5.1	100.0%	82.7
FHLB stock	195,470	6.49	1.1		2.3
Cash and cash equivalents	29,120	1.36	—		0.3
Total interest-earning assets	$8,674,784	3.43	4.7		100.0%

Non-maturity deposits	$2,444,245	0.24	13.5	46.4%	32.4%
Retail certificates of deposit	2,419,380	1.57	1.8	45.9	32.1
Public units	402,592	1.37	0.8	7.7	5.3
Total deposits	5,266,217	0.94	7.2	100.0%	69.8
Term borrowings	2,175,000	2.09	2.7	95.6%	28.9
FHLB line of credit	100,000	1.47	—	4.4	1.3
Total borrowings	2,275,000	2.06	2.6	100.0%	30.2
Total interest-bearing liabilities	$7,541,217	1.28	5.8		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2017, as well as selected performance ratios and other information as of the dates and for the periods shown. At December 31, 2017, the borrowings and cash related to the leverage strategy was not in place, so the yields/rates presented at December 31, 2017 in the tables below do not reflect the full effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Three Months Ended
	December 31,	December 31, 2017			September 30, 2017			December 31, 2016
	2017	Average	Interest		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.59%	$7,195,938	$64,189	3.56%	$7,223,607	$64,329	3.56%	$7,015,151	$61,945	3.53%
MBS(2)	2.31	932,801	5,252	2.25	978,126	5,435	2.22	1,200,425	6,362	2.12
Investment securities(2)(3)	1.40	300,110	994	1.32	326,649	1,061	1.30	356,623	1,107	1.24
FHLB stock	6.49	191,482	3,095	6.41	188,369	3,080	6.49	195,801	2,939	5.97
Cash and cash equivalents(4)	1.36	2,159,019	7,114	1.29	2,088,585	6,669	1.25	2,152,621	2,969	0.54
Total interest-earning assets(1)(2)	3.43	10,779,350	80,644	2.98	10,805,336	80,574	2.98	10,920,621	75,322	2.76
Other non-interest-earning assets		304,850			304,860			296,084
Total assets		$11,084,200			$11,110,196			$11,216,705

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$844,932	77	0.04	$838,141	76	0.04	$800,342	74	0.04
Savings	0.31	348,573	248	0.28	351,308	217	0.24	335,192	155	0.18
Money market	0.38	1,189,511	791	0.26	1,214,694	727	0.24	1,191,175	708	0.24
Retail certificates	1.57	2,429,711	9,413	1.54	2,419,930	9,097	1.49	2,444,812	8,768	1.43
Wholesale certificates	1.37	428,246	1,432	1.33	406,862	1,196	1.17	385,224	691	0.71
Total deposits	0.94	5,240,973	11,961	0.91	5,230,935	11,313	0.86	5,156,745	10,396	0.80
FHLB borrowings(5)	2.04	4,146,750	17,917	1.71	4,182,283	18,099	1.71	4,329,037	16,117	1.48
Repurchase agreements	2.53	187,522	1,392	2.90	200,000	1,504	2.94	200,000	1,503	2.94
Total borrowings	2.06	4,334,272	19,309	1.76	4,382,283	19,603	1.76	4,529,037	17,620	1.54
Total interest-bearing liabilities	1.28	9,575,245	31,270	1.29	9,613,218	30,916	1.27	9,685,782	28,016	1.15
Other non-interest-bearing liabilities		144,613			130,112			138,767
Stockholders' equity		1,364,342			1,366,866			1,392,156
Total liabilities and stockholders' equity		$11,084,200			$11,110,196			$11,216,705

Net interest income(6)			$49,374			$49,658			$47,306
Net interest rate spread(7)(8)	2.15			1.69			1.71			1.61
Net interest-earning assets		$1,204,105			$1,192,118			$1,234,839
Net interest margin(8)(9)				1.83			1.84			1.73
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)				1.15%			0.74%			0.73%
Return on average equity (annualized)(8)				9.33			6.03			5.91
Average equity to average assets				12.31			12.30			12.41
Operating expense ratio(10)				0.80			0.85			0.77
Efficiency ratio(11)				40.26			42.26			41.08
Pre-tax yield on leverage strategy(12)				0.19			0.20			0.19

(1)	Calculated net of unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $27.5 million, $28.8 million and $33.3 million for the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.92 billion for each of the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016.

(5)
Included in this line, for the quarters ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.01 billion for each of the three periods, interest paid of $6.7 million, $6.4 million and $2.9 million, respectively, at a rate of 1.31%, 1.26% and 0.56%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.14 billion, $2.17 billion and $2.32 billion, respectively, interest paid of $11.2 million, $11.7 million and $13.2 million, respectively, at a rate of 2.08%, 2.12% and 2.27%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	1.15%	(0.22)%	1.37%	0.74%	(0.14)%	0.88%	0.73%	(0.14)%	0.87%
Return on average equity (annualized)	9.33	0.22	9.11	6.03	0.19	5.84	5.91	0.18	5.73
Net interest margin	1.83	(0.37)	2.20	1.84	(0.37)	2.21	1.73	(0.34)	2.07
Net interest rate spread	1.69	(0.33)	2.02	1.71	(0.33)	2.04	1.61	(0.29)	1.90

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.